As filed with the Securities and Exchange Commission on March 19, 2012

Registration No. 333-135342

Registration No. 333-72316

Registration No. 333-36789

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BITSTREAM INC.

(Exact name of registrant as specified in its charter)

Delaware	04-2744890
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Nickerson Road Marlborough, Massachusetts	01752
(Address of principal executive offices)	(Zip Code)

Bitstream Inc. 2006 Incentive Compensation Plan

Bitstream Inc. 2000 Stock Plan

1997 Stock Plan, 1996 Stock Plan and 1994 Stock Plan of Bitstream Inc.

(Full title of the plans)

James P. Dore

Chief Financial Officer

Bitstream Inc.

500 Nickerson Road

Marlborough, Massachusetts 01752

(Name and address of agent for service)

(617) 497-6222

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐     Accelerated filer ☐     Non-accelerated filer ☐     Smaller reporting company ☑

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statements on Form S-8 (File Nos. 333-135342, 333-72316 and 333-36789) (the “Registration Statements”) previously filed by Bitstream Inc., a Delaware corporation (the “Company”), which registered a total of 6,500,000 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), under the Bitstream Inc. 2006 Incentive Compensation Plan, the Bitstream Inc. 2000 Stock Plan and the 1997 Stock Plan, 1996 Stock Plan and the 1994 Stock Plan of Bitstream Inc.

On March [19], 2012, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 10, 2011, among the Company, Monotype Imaging Holdings Inc., a Delaware corporation (“Monotype Imaging”), and Birch Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Monotype Imaging (the “Merger Subsidiary”), the Merger Subsidiary merged with and into the Company (the “Merger”) with the Company continuing as the surviving corporation and an indirect, wholly-owned subsidiary of Monotype Imaging. In connection with the Merger, each outstanding share of Common Stock, other than Common Stock held by the Company as treasury stock, was converted pursuant to the Merger Agreement into the right to receive $4.362 in cash, without interest.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Company in Item 9 of the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, removes from registration any and all Common Stock registered as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Woburn, Commonwealth of Massachusetts on this 19th day of March, 2012.

BITSTREAM INC. (Registrant)

By:	/s/ James P. Dore
James P. Dore Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ George B. Beitzel George B. Beitzel	Director	March 19, 2012

/s/ Jonathan H. Kagan Jonathan H. Kagan	Director	March 19, 2012

/s/ Amos Kaminski Amos Kaminski	Director	March 19, 2012

/s/ Melvin L. Keating Melvin L. Keating	Director	March 19, 2012

/s/ Raul K. Martynek Raul K. Martynek	Director	March 19, 2012